EXHIBIT 99.1

[SEARS HOLDINGS LETTERHEAD]

September 12, 2007

Mr. J. Miles Reidy

[Address Omitted]

Dear Miles,

We are pleased to extend to you our offer to join Sears Holdings Corporation (SHC) as EVP, Chief Financial Officer - SHC, reporting to Bill Crowley, EVP, Chief Administrative Officer - SHC. Your start date will be October 1, 2007. After a transition period, you will be expected to begin serving as the Company’s principal financial officer by the end of fiscal 2007. This letter serves as confirmation of our offer. This offer is subject to the approval of the Compensation Committee of SHC’s Board of Directors.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $600,000.

•

Annual target incentive opportunity of 75% of your base salary. Your 2007 incentive will be prorated from your start date through February 2, 2008, the last day of the Company’s 2007 fiscal year. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed by SHC at the payment date.

•

Participation in the Sears Holdings Corporation 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”) at 150% of your base salary. Subject to the approval of the Compensation Committee of Sears Holdings Board of Directors, your 2007 Executive LTIP target award will be $1,800,000, which is twice (2x) your participation level. The 2007 Executive LTIP is a special one-time grant that provides an award equal to approximately twice the amount that would be typical in our anticipated annual overlapping LTIP programs and is unique in that it will be awarded in the form of restricted stock at the time of grant, providing the potential for stock appreciation during the performance cycle. Payout under the 2007 Executive LTIP will be linked to 100% Sears Holdings EBITDA. Your target award will be prorated based on the date during the performance period that you became a participant (i.e., date of grant). Further details regarding your 2007 Executive LTIP and vesting schedules will be provided to you following your hire date and the approval of the Compensation Committee of your award. Your 2007 Executive LTIP award is contingent upon you signing the Executive Severance Agreement (referred to below).

•

You will receive a grant of restricted stock valued at $750,000 under the Sears Holdings 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your executed Executive Agreements (see below) and the approval of the Compensation Committee or (b) your start date. The restricted shares granted will be scheduled to vest in full as of the third anniversary of the grant date, provided, however, that no vesting will occur in the event you and your immediate family have not relocated to the greater Chicago area by July 15, 2008. This grant is also subject to the approval of the Compensation Committee of your award and is contingent upon you signing the Executive Severance Agreement (referred to below).

•

You will receive a one-time sign-on bonus of $250,000 (gross), payable within thirty (30) days after you and your immediate family complete your relocation to the greater Chicago area, provided you complete such relocation by July 15, 2008. You will be required to repay this amount to SHC in the event you voluntarily terminate your employment with SHC or are terminated by SHC for misconduct or integrity issues within two (2) years of your date of hire.

•

You will be asked to sign an Executive Severance Agreement. If you are involuntarily terminated by Sears for any reason other than cause, death, total and permanent disability, (or you voluntarily terminate your employment for good reason) you will receive one (1) year of salary continuation, equal to base salary at the time of termination, subject to mitigation, provided, however, that if your employment is terminated (involuntarily or voluntarily) after July 15, 2008 (notwithstanding the ELT Relocation Policy) and you have not relocated to the greater Chicago area as of the termination date, you will not be entitled to any severance benefits under the Executive Severance Agreement. Under the Executive Severance Agreement, you will agree not to disclose confidential information and not to solicit employees. You will also agree not to, among other things, directly or indirectly, aid, assist, render services for or become employed by any “Sears Competitor” (as defined in the Executive Severance Agreement) for one (1) year following termination of employment. As noted above, the 2007 Executive LTIP and restricted stock grants are conditioned upon you signing this agreement.

•

You will be eligible for relocation assistance in accordance with Sears standard ELT Relocation Policy, except as noted here. It is understood that your eligibility for all benefits under this policy may be restricted because your current home’s construction includes composite board siding. SHC, with the assistance of Prudential, will work with you to remedy any related siding policy exceptions that may restrict your full participation in the benefits of this program. You will be responsible for making any construction changes (at your expense) needed to comply with SHC relocation policy. SHC is very interested in having you complete your move as soon as possible and therefore we have included provisions in this offer that provide you with incentives to relocate by July 15, 2008, which is sooner than the one-year period provided for under the relocation policy. Recognizing that the ongoing demands of your position require full-time (five (5) days per week) presence at SHC facilities from your start date, it will be beneficial to SHC to have your relocation completed as soon as possible. To receive relocation assistance, you must sign a Relocation Repayment Agreement. A Relocation Benefits package will be sent to you from Prudential Relocation.

We also understand that you expect that you will need more than the standard 60 days of temporary living expense benefits provided under the relocation policy. It is agreed that SHC will provide you with an additional lump sum payment of $40,000 (gross), payable within thirty (30) days after your start date, to cover any and all temporary living expenses you may incur in excess of those covered under the relocation policy. This lump sum payment will be subject to the same terms as the standard temporary living expense benefits as outlined in the Relocation Payment Agreement.

•

You are eligible to receive four (4) weeks paid vacation, which will be prorated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

•

You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and continuing availability of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Miles, we are looking forward to you joining Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with the signed Executive Severance Agreement.

Sincerely,

/s/ Robert D. Luse
Robert D. Luse
SVP, Human Resources

Accepted:

/s/ J. Miles Reidy	9/12/07
J. Miles Reidy	Date